UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2012

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification number)

20415 Nordhoff Street, Chatsworth, CA 91311

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           On January 6, 2012, management of MRV Communications, Inc. (the “Company”) received notice from Philippe Tartavull, interim Chairman of the Board of Directors, of his intention to resign from his position on the Board effective January 13, 2012. On January 10, 2012, Michael McConnell confirmed with management an intent to resign from his position, which resignation is effective today, January 12, 2012.  In addition, on January 11, 2012, Joan Herman and Michael Keane provided notice to the Board of Directors of their intention to resign effective January 18, 2012. Mr. Tartavull is the interim Chairman of the Company and also serves as a member of the Compensation Committee.  Mr. McConnell is Chair of the Compensation Committee.  Ms. Herman is Chair of the Nomination and Governance Committee, and is a member of the Audit Committee.  Mr. Keane is Chair of the Audit Committee.

(e)           The Company previously announced in a Current Report on Form 8-K filed on December 6, 2011, that Chris King, the Company’s Chief Financial Officer, had been appointed by the Board of Directors to serve as Interim Chief Executive Officer in addition to maintaining his existing duties. On January 9, 2012, the Board authorized an increase in his base salary from $246,900 to $350,000 per year, with quarterly bonuses of $37,500 for the period that he acts in the capacity of Interim Chief Executive Officer. This compensation is retroactive to December 5, 2011 and is subject to Mr. King’s acceptance of a modification to an Executive Severance Agreement previously provided to him by the Company dated May 25, 2010, that if his pay and duties were returned to their original level if he is relieved of the Interim Chief Executive Officer position at some point in the future, such action would not trigger a “Termination for Good Reason” under the agreement. Further, Barry Gorsun was appointed as the President and Chief Operating Officer for MRV in addition to maintaining his role as President of the Company’s Optical Communications Systems (“OCS”) division on December 5, 2011, and on January 9, 2012, the Board of Directors approved a retroactive increase in his annual base salary from $230,000 to $330,000 in compensation for the additional role that he is undertaking.

Item 5.07 of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on January 9, 2012 (the “Annual Meeting”). Out of an aggregate of 157M shares and 65,010 shares of restricted stock that were authorized to vote as of the record date of November 16, 2011, the following number of shares voted on the following matters:

a)                                     Authorization of the sale of CES Creative Electronic Systems SA (“CES”) and the stock purchase agreement: Stockholders approved this matter with 97,353,291 shares voted in favor, 532,746 shares voted against, and 99,412 shares abstaining from voting.

b)                                     Conduct of an advisory vote on the compensation of the named executive officers:  Stockholders approved with 92,174,957 shares voted in favor, 5,053,684 shares voted against, and 756,808 shares abstaining from voting.

c)                                      Conduct of an advisory vote on the frequency of holding the advisory vote on the compensation for the named executive officers:  Stockholders approved a frequency vote of every year with 96,507,936 shares voted in favor of a frequency of one year, 187,794 shares voted in favor of a frequency of two years, 574,238 shares voted in favor of a frequency of three years, and 715,481 shares abstaining from voting.

d)                                     Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011:  Stockholders ratified the appointment of Ernst & Young LLP with 137,774,815 shares voted in favor, 345,088 shares voted against, and 814,392 shares abstaining from voting.

The Company adjourned the meeting without opening the polls for the election of directors, and voting on such proposal was postponed until a subsequently scheduled meeting to be held on January 16, 2012, which is intended to be adjourned to January 19, 2012, due to disclosure of information related to the election of directors that the Company wanted to allow its stockholders to have the opportunity to consider.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 12, 2012

MRV COMMUNICATIONS, INC.

	By:	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
Vice President, General Counsel and Secretary